EXHIBIT 23

                     CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of New Plan Realty Trust on Forms S-3 (File Nos. 33-58596, 333-15635 and 33-60315) and on Forms S-8 (33-57946 and 33-59077) of our reports dated July 21, 1997 and November 26, 1997 on our audit of the Historical Summary of Combined Revenues and Certain Operating Expenses of certain properties acquired by New Plan Realty Trust for the years ended May 31, 1997 and April 30, 1997, respectively, which are included in this Form 8-K dated January 23, 1998.



                                   EICHLER, BERGSMAN & CO., LLP


New York, New York
January 21, 1998